Exhibit 99.4

Biomet Amends Tender Offer of its 10% Senior Notes due 2017 (CUSIP Nos. 090613AC4; 550785AA7; U55004AA0) and 11 5/8% Senior Subordinated Notes due 2017 (CUSIP Nos. 090613AE0; 550785AE9; U55004AC6)

Warsaw, Ind., September 18, 2012 – Biomet, Inc. (“Biomet”) announced an amendment to its previously announced tender offer (“Tender Offer”) to purchase for cash its outstanding 10% Senior Notes due 2017 (CUSIP Nos. 090613AC4; 550785AA7; U55004AA0) (the “Existing Senior Notes”) and its outstanding 11 5/8% Senior Subordinated Notes due 2017 (CUSIP Nos. 090613AE0; 550785AE9; U55004AC6) (the “Existing Senior Subordinated Notes” and, together with the Existing Senior Notes, the “Existing Notes”) to change the Tender Offer from an offer to purchase up to $500,000,000 in aggregate principal amount of outstanding Existing Senior Subordinated Notes to an offer to purchase up to $800,000,000 aggregate principal amount of outstanding Existing Senior Subordinated Notes.

The obligation of Biomet to accept for purchase, and to pay for, Existing Notes validly tendered pursuant to the Tender Offer is subject to certain conditions, including the consummation of the concurrently announced financing transactions. Biomet may waive any of the conditions if they are not satisfied.

The terms and conditions of the Tender Offer are described in Biomet’s Offer to Purchase dated today (the “Offer to Purchase”) and related Letter of Transmittal which set forth the complete terms of the Tender Offer.

The Tender Offer remains scheduled to expire at 12:00 midnight, New York City time, on October 16, 2012, unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Time”). Holders of Existing Notes (“Holders”) who validly tender their Existing Notes on or before 5:00 p.m., New York City time, on October 1, 2012, unless extended or earlier terminated (such time and date, as the same may be extended, the “Early Tender Time”) will be eligible to receive a total consideration of $1,055.50 per $1,000 principal amount of the Existing Senior Notes tendered and a total consideration of $1,064.63 per $1,000 principal amount of the Existing Senior Subordinated Notes tendered. Holders who validly tender their Existing Notes after the Early Tender Time but on or before the Expiration Time will be eligible to receive a tender offer consideration which is equal to the applicable total consideration minus an early tender premium of $30 per $1,000 principal amount of either series of Existing Notes. Holders whose Existing Notes are accepted for payment in the Tender Offer will receive accrued and unpaid interest from the most recent interest payment date for the Existing Notes to, but not including, the applicable payment date for their Existing Notes purchased pursuant to the Tender Offer.

Existing Notes tendered pursuant to the Tender Offer may be validly withdrawn at any time on or before 5:00 p.m., New York City time, on October 1, 2012.

Existing Notes may be tendered and accepted for payment only in principal amounts equal to the minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof.

Following the consummation of the Tender Offer, Biomet intends to redeem any Existing Senior Notes that remain outstanding at a redemption price equal to $1,050.00 for each $1,000 principal amount of Existing Senior Notes and Existing Senior Subordinated Notes in an amount equal to $800,000,000 aggregate principal amount less amounts accepted for payment in the Tender Offer at a price equal to $1,058.13 for each $1,000 principal amount of Existing Senior Subordinated Notes, in each case by notice to Holders provided on October 2, 2012, in accordance with terms of the applicable indenture governing such Existing Notes unless extended by us in our sole discretion.

Goldman, Sachs & Co. and BofA Merrill Lynch are acting as dealer managers for the Tender Offer. For additional information regarding the terms of the Tender Offer, please contact: Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 357-0345 (collect) and BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 387-3907 (collect). Requests for documents may be directed to Global Bondholder Services Corporation, which is acting as the depositary and information agent for the Tender Offer, at (866) 807-2200 (toll-free).

None of Biomet, the dealer managers or the tender and information agent make any recommendations as to whether Holders should tender their Existing Notes pursuant to the Tender Offer, and no one has been authorized by any of them to make such recommendations. Holders must make their own decisions as to whether to tender their Existing Notes, and, if so, the principal amount of Existing Notes to tender.

This press release does not constitute an offer to purchase or a solicitation of an offer to sell our Existing Notes or other securities, nor shall there be any purchase of our Existing Notes in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The Tender Offer is being made solely by Biomet’s Offer to Purchase dated September 18, 2012 (as amended by Amendment No. 1 thereto, and as it may be further amended or supplemented from time to time). This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such offering, solicitation or sale would be unlawful. Any offers of concurrently offered securities will be made only by means of a private offering circular.

About Biomet

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. Biomet’s product portfolio encompasses large joint reconstructive products, including orthopedic joint replacement devices, and bone cements and accessories; sports medicine, extremities and trauma products, including internal and external orthopedic fixation devices; spine and bone healing products, including spine hardware, spinal stimulation devices, and orthobiologics, as well as electrical bone growth stimulators and softgoods and bracing; dental reconstructive products; and other products, including microfixation products and autologous therapies. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in approximately 90 countries.

Contacts

For further information contact Daniel P. Florin, Senior Vice President and Chief Financial Officer, at (574) 372-1687 or Barbara Goslee, Director, Investor Relations at (574) 372-1514.

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